                                                                      EXHIBIT 12

                          WEINGARTEN REALTY INVESTORS
  COMPUTATION OF RATIO OF EARNINGS AND FUNDS FROM OPERATIONS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                     Nine Months Ended
                                                            Year Ended December 31                      September 30
                                         ---------------------------------------------------------  --------------------
                                           1989         1990        1991       1992        1993       1993        1994
                                         --------    ---------    --------   --------   ---------   --------    --------
Income before extraordinary charge        $13,620      $16,482     $17,958    $21,248     $36,249    $25,663     $32,680

Add:
Portion of rents representative of the
   interest factor                            357          374         433        485         521        392         380
Interest on indebtedness                   17,430       19,938      20,157     18,689      10,046      7,508       8,131
Amortization of debt cost                     740          755         513        513         261        202         167
                                         --------    ---------    --------   --------   ---------   --------    --------
Income as adjusted                        $32,147      $37,549     $39,061    $40,935     $47,077    $33,765     $41,358
                                         ========    =========    ========   ========   =========   ========    ========



Fixed charges:
Interest on indebtedness                  $17,430      $19,938     $20,157    $18,689     $10,046     $7,508      $8,131
Capitalized interest                        3,350        1,316       1,586      2,025       1,114        864       1,028
Amortization of debt cost                     740          755         513        513         261        202         167
Portion of rents representative of the
   interest factor                            357          374         433        485         521        392         380
                                         --------    ---------    --------   --------   ---------   --------    --------
Fixed charges                             $21,877      $22,383     $22,689    $21,712     $11,942     $8,966      $9,706
                                         ========    =========    ========   ========   =========   ========    ========

RATIO OF EARNINGS TO FIXED CHARGES           1.47         1.68        1.72       1.89        3.94       3.77        4.26
                                         ========    =========    ========   ========   =========   ========    ========



Income before extraordinary charge        $13,620      $16,482     $17,958    $21,248     $36,249    $25,663     $32,680
Depreciation and amortization              15,914       17,699      19,019     21,291      23,382     17,108      19,667
                                         --------    ---------    --------   --------   ---------   --------    --------
                                           29,534       34,181      36,977     42,539      59,631     42,771      52,347
Interest on indebtedness                   17,430       19,938      20,157     18,689      10,046      7,508       8,131

Funds from operations (as adjusted)       $46,964      $54,119     $57,134    $61,228     $69,677    $50,279     $60,478
                                         ========    =========    ========   ========   =========   ========    ========

RATIO OF FUNDS FROM OPERATIONS TO
   FIXED CHARGES                             2.15         2.42        2.52       2.82        5.83       5.61        6.23
                                         ========    =========    ========   ========   =========   ========    ========